Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is being made as of this 22th day of March, 2007 between iPARTY CORP., a Delaware corporation (the “Company”) and SAL PERISANO, an individual residing at 288 Huron Avenue, Cambridge, Massachusetts (the  “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive previously entered into an employment agreement dated as of March 26, 2002, which agreement was amended and restated as of March 14, 2004 (the “Prior Employment Agreement”); and

WHEREAS, the Company and the Executive desire to enter into a new Employment Agreement with the Executive effective as of April 1, 2007.

NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Term of Employment.

(a)           Except for earlier termination as provided in Section 11 hereof, the Executive’s employment under this Agreement shall be for a period commencing on April 1, 2007 and expiring on March 31, 2010 (the “Employment Term”).

(b)           On or about September 30, 2009 the Company shall provide the Executive with written notice regarding whether or not the Company intends to seek to extend the Employment Term.  A notice which states that the Company intends to seek to extend the Employment Term is referred to herein as a “Renewal Notice” and a notice which states that the Company does not intend to seek to extend the Employment Term is referred to herein as a “Non-renewal Notice.”  If the Company delivers a Non-renewal Notice, the period of time from the date of the delivery of the Non-renewal Notice to the expiration of the Employment Term is referred to herein as the “Transition Period.”  If the Company delivers a Renewal Notice to the Executive (i) the Employment Term shall automatically be extended for a period of six (6) months and (ii) the Company and the Executive shall seek to negotiate the terms of a new, mutually agreeable employment agreement.  Such six (6) month extension period, if (and only if) applicable, is referred to herein as the “Extension Period,” and during the Extension Period, if (and only if) applicable, all references herein to the Employment Term shall include the Extension Period.

2.             Duties, Responsibilities and Positions.

(a)           During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company.  In addition, during the Employment Term, the Company shall use its best efforts to (i) cause the Executive to be nominated for election to the Board of Directors of the Company (the “Board”) and (ii) subject to a Permitted Change (as defined below) to be appointed as Chairman of the Board.  During the Employment Term, the Executive shall perform all duties and accept all responsibilities incidental to such positions or as may be assigned to him by the Board, or any committee thereof, from time to time and which are normally associated with the positions of Chief Executive Officer and (subject to a Permitted Change) Chairman of the Board.  All employees of the Company shall report to the Executive; provided, however, that the Board or any committee thereof may direct employees of the Company to report directly to the Board or any committee thereof in connection with any internal investigations or reviews commenced by the Board or any committee thereof.  The Executive shall be subject at all times to the general supervision, orders, advice and direction of the Board.  The Executive shall also cooperate fully with the Board and other executive officers of the Company.

As used herein, a “Permitted Change” shall mean the appointment of a person reasonably acceptable to the Executive (which such acceptance shall not be unreasonably withheld or delayed) as Chairman of the Board (i) in connection with any material acquisition, financing or similar transaction which increases the size and scope of the Company’s business or (ii) in order to comply with general corporate governance practices then being followed by companies of similar size and scope.

(b)           Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned as a member of the Board and from any other office or offices within the Company and any subsidiary of the Company that the Executive may then hold.

(c)           During the Employment Term, the Executive shall devote substantially all his full working time, energy and efforts to the business of the Company; provided, however, that the Executive shall be allowed, to the extent that such activities do not materially interfere with the performance of his duties and responsibilities hereunder, to manage his personal and family financial and legal affairs and to serve on civic, not-for-profit and charitable industry boards and advisory committees.  The Executive shall only serve on for-profit corporate boards of directors and advisory committees if approved in advance, in writing, by the Board.

(d)           The Executive represents to the Company that (i) the Executive has the legal capacity to execute and perform this Agreement and (ii) that he is not currently subject to or bound by any employment agreement, non-competition covenant, non-disclosure agreement or other agreement, covenant, understanding or restriction of any nature whatsoever which would prohibit the Executive from executing this Agreement and performing fully his duties and responsibilities hereunder, or which would in any manner, directly or indirectly, materially limit the duties and responsibilities which it is now reasonably foreseeable may now or in the future be assigned to the Executive by the Board.

(e)           The Executive shall at all times comply in all material respects with policies and procedures adopted by the Company applicable to executives of the Company, including without limitation, procedures and policies regarding conflicts of interest.

3.             Compensation.  For all services rendered by the Executive in any capacity during the Employment Term, including without limitation, services as an officer, director, or member of any committee of the Company, or any subsidiary, affiliate or division thereof, the Executive shall be compensated as follows (subject, in each case, to the provisions of Section 11 below):

(a)           Base Salary.  During the Employment Term, the Company shall pay to the Executive a base salary on an annualized basis (the “Base Salary”) as follows: (i) for the period from April 1, 2007 through March 31, 2008, $312,500; (ii) for the period from April 1, 2008 through March 31, 2009, $325,000 and (iii) for the period from April 1, 2009 through March 31, 2010, $337,500.  The term “Base Salary” as used in this Agreement shall refer to Base Salary in effect for the applicable period set forth in the immediately preceding sentence.  The Base Salary shall be payable in accordance with the customary payroll practices of the Company. The Base Salary paid to the Executive shall at all times be the highest salary paid or payable by the Company to any of its employees.   If, during the Employment Term, the Company consummates any material acquisitions or similar transactions which increase the size and scope of the Company’s business, the Compensation Committee of the Board shall convene as promptly as reasonably practicable for the purpose of discussing whether or not it is appropriate to increase the Executive’s Base Salary; provided, however, that no such increase shall be required.

(b)           Bonus.  In addition to the Base Salary provided herein, the Executive shall be entitled to participate in, and may receive performance bonus payments under, such annual bonus plan or plans as the Compensation Committee of the Board may establish from time to time for senior executive officers of the Company.  Any such performance bonus or bonuses shall be determined in the sole discretion of the Compensation Committee of the Board. Without limiting the generality of the foregoing, such performance bonus or bonuses, if paid, may be paid in stock, stock options, restricted stock, cash, or any combination thereof.

(c)           Benefits.  During the Employment Term, the Executive shall be entitled to participate in all employee benefit and equity plans and fringe benefits and prerequisites generally provided to senior executives of the Company, in each case subject to the eligibility requirements and other terms and provisions of such plans and programs.  The Company may amend, modify or rescind any employee benefit plan or program and change employee contribution amounts or benefit costs without notice in its discretion.

4.             Stock Options Matters.  On June 6, 2007, provided the Executive is then employed by the Company, the Company will grant the Executive stock options (the “Options”) for an aggregate of 375,000 shares of common stock of the Company, at an exercise price equal to the closing price of the common stock on such date, pursuant to the Company’s Amended and Restated 1998 Incentive and Nonqualified Stock Option Plan (the “Plan”).  The Options shall comprise incentive stock options (to the extent permitted under applicable laws) and the balance shall be non-qualified stock options and shall vest as follows: options for 125,000 shares shall vest on March 31, 2008, provided the Executive remains continuously employed by the Company through March 31, 2008; options for an additional 125,000 shares shall vest on March 31, 2009, provided the Executive remains continuously employed by the Company through March 31, 2009; and options for all remaining shares shall vest on March 31, 2010,  provided the Executive remains continuously employed by the Company through March 31, 2010.  The Options shall be subject to the terms of the Plan and the terms and conditions of the Company’s standard form of option grant agreements to be entered into between the Company and the Executive as a condition of grant of the Options.

5.             Expenses; Vacations.  The Executive shall be entitled to reimbursement for reasonable travel and other out-of-pocket expenses necessarily incurred in the performance of his duties hereunder, upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company.  The Executive shall be entitled to four weeks paid vacation per calendar year, with such vacation to be scheduled and taken in accordance with the Company’s standard vacation policies.  Up to two (2) weeks accrued but unused vacation time may be carried forward from year to year; provided, however, in no event shall more than an aggregate of six (6) weeks of unused vacation time be accrued during the Employment Term.

6.             Representations and Warranties of the Company.  The Company represents and warrants to, and agrees with, the Executive that (i) pursuant to the Delaware General Corporation Law, the Company’s Certificate of Incorporation, as amended to date (the “Charter”), provides for indemnification of officers and directors of the Company and that so long as the Executive serves as an executive officer of the Company, unless required by applicable law the Charter will not be amended to limit such indemnification without the written consent of the Executive and (ii) the Company maintains an officers and directors liability insurance policy which insures the Executive (subject to the limitations contained therein) and will maintain such a policy for so long as the Executive serves as an executive officer of the Company.

7.             Developments.  All developments, including inventions, whether patentable or otherwise, trade secrets, discoveries, improvements, ideas and writings which relate to or may be useful in the business of the Company, and which the Executive, either by himself or in conjunction with any other person or persons, has conceived, made, developed, acquired or acquired knowledge of while engaged in any activity on behalf of or while acting for the Company during the course of his employment by the Company (the “Developments”), shall, on and after the start of the Employment Term, become the sole and exclusive property of the Company.  The Executive hereby assigns, transfers and conveys, and agrees to so assign, transfer and convey to the Company, all of his right, title and interest in and to any and all such Developments and to disclose in writing to the Board, as soon as practicable, all Developments that he believes in his good faith judgment may be of material significance to the Company, and to reduce any such Developments to writing at the request of Board if he has not already done so.  At any time, and from time to time, upon the request and at the expense of the Company, the Executive will execute and deliver any and all instruments, documents and papers, give evidence and do any and all other acts which, in the reasonable opinion of counsel for the Company, are or may reasonably be necessary or desirable to document such transfer or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyrights; provided only that any such actions requested following termination of employment shall not unreasonably interfere with Executive’s then employment, business or other activities.  The Company will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse the Executive for all reasonable expenses incurred by him in compliance with the provisions of this Section 7.  The Developments shall not include any knowledge or information of any kind acquired by or disclosed to the Executive while serving in his capacity as a member of the board of directors of any non-Company entity, in his capacity as a private investor, or in any other circumstance during which the Executive is not or was not engaged in any activity on behalf of or acting for the Company.  Furthermore, nothing herein shall preclude Executive from utilizing Developments applicable to retailing generally (whether from stores, via catalog, via e-commerce or otherwise) following termination of employment, subject always to the provisions of Section 8 below.

8.             Non-Competition and Non-Solicitation.

(a)           Non-Competition.  The Executive agrees that the Executive will not, during the “Restrictive Period”, as defined below, engage in, or otherwise directly or indirectly be employed by, or act as a consultant or lender to, or be a director, officer, employee, owner, co-venturer, member or partner of, or use or expressly permit the Executive’s name to be used by (collectively an “Engagement With”), any business, entity or organization which has a primary line of business (i.e. representing more than 4.9% of its revenue) involving the sale at retail, whether from store locations, and/or by or from direct mail, catalogues and/or websites, of party goods and/or supplies anywhere in the United States (a “Competing Entity”); provided, however, that in each case the provisions of this Section 8(a) will not be deemed breached merely because the Executive owns not more than five percent (5.0%) of the outstanding common stock of a Competing Entity, if, at the time of its acquisition by the Executive, such stock is listed on a national securities exchange, is reported on NASDAQ, or is regularly traded in the over-the-counter market by a member of a national securities exchange; and provided, further, however, that, subject to the provisions of Section 8(b), nothing herein shall prevent the Executive from working for a business segment or department of a Competing Entity, or a subsidiary, division or other entity that controls or is controlled by a Competing Entity if (and only if), the business segment or department of the Competing Entity for which the Executive provides services, or the subsidiary, division or other entity by which the Executive has an Engagement With (as the case may be), (1) does not itself compete with the Company, and (2) the Executive does not provide any services, advice, assistance and/or guidance to any business segment or department, subsidiary, division, or other entity of the Competing Entity which competes with the Company.  As used in this Section the “Restrictive Period” shall be (i) the period the Executive is employed by the Company and (ii) the period of one (1) year after the Executive ceases to be employed by the Company for any reason, or, in the case of the Executive’s Engagement With any Competing Entity that operates retail stores which are located in any states where the Company has retail stores on the date of the Executive’s cessation of employment, the period of eighteen (18) months period after the Executive ceases to be employed by the Company for any reason.

(b)           Non-Solicitation. During the Restrictive Period, the Executive will not, either directly or indirectly, (i) call on or solicit (for the purpose of diverting business from the Company) any person, firm, corporation or other entity who or which at the time of such termination was, or within one (1) year prior thereto had been, a customer of the Company or (ii) solicit the employment of any person (other than any family member) who was employed the Company on a full or part-time basis at any time during the six (6) months prior to the termination of Executive’s employment, unless such person prior to such solicitation of employment was involuntarily discharged by the Company.

9.             Confidential Information.  The Executive recognizes and acknowledges that by reason of his employment by and service to the Company, he has had and will have access to confidential information of the Company and its affiliates, including without limitation, information and knowledge pertaining to products and services offered, ideas, plans, trade secrets, proprietary information, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its customers, clients, suppliers and others who have business dealings with the Company (collectively, “Confidential Information”).  The Executive acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not, either during or at any time after the end of the Employment Term, use or disclose any such Confidential Information to any person or entity for any reason whatsoever (except as his duties described herein may require) without the prior authorization of the Board, unless such information is in or enters the public domain through no fault of the Executive or is otherwise lawfully known by third parties.  In the event the Executive becomes or may become legally compelled to disclose any Confidential Information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or other process or otherwise), the Executive shall provide to the Board prompt prior written notice of such requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 9.  In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions this Section 9, the Executive shall furnish only that portion of the Confidential Information which it is advised by counsel is legally required to be disclosed, and shall use his best efforts to insure that confidential treatment shall be afforded such disclosed portion of the Confidential Information.

10.           Equitable Relief.

(a)           The Executive acknowledges that the restrictions contained in Sections 7, 8, and 9 hereof are reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to the Company.  The Executive represents that his experience and capabilities are such that the restrictions contained in Section 8  hereof will not prevent the Executive from obtaining employment or otherwise earning a living at the same general level of economic benefit as is anticipated by this Agreement.  THE EXECUTIVE FURTHER REPRESENTS AND ACKNOWLEDGES THAT (i) HE HAS BEEN ADVISED BY THE COMPANY TO CONSULT HIS OWN LEGAL COUNSEL IN RESPECT OF THIS AGREEMENT, (ii) THAT HE HAS HAD FULL OPPORTUNITY, PRIOR TO EXECUTION OF THIS AGREEMENT, TO REVIEW THOROUGHLY THIS AGREEMENT WITH HIS COUNSEL, AND (iii) HE HAS READ AND FULLY UNDERSTANDS THE TERMS AND PROVISIONS OF THIS AGREEMENT.

(b)           The Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 7, 8, or 9 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.  In the event that any of the provisions of Sections 7, 8, or 9 hereof should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

(c)           The Company and the Executive each irrevocably and

unconditionally (i) agree that any suit, action or other legal proceeding arising out of this Agreement, including without limitation, any action for preliminary or permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of Massachusetts, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the Commonwealth of Massachusetts, (ii) consent to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waive any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.  The Company and the Executive each also irrevocably and unconditionally consent to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 15 hereof.

(d)           The Executive agrees that he will provide a copy of Sections 7, 8, and 9 of this Agreement to any for-profit business or enterprise (i) which he may directly or indirectly own, manage, operate, finance, join, participate in the ownership, management, operation, financing, control or control of, or (ii) with which he may be connected with as an officer, director, employee, partner, principal, agent, representative, or consultant, or in connection with which he may use or expressly permit his name to be used; provided, however, that this provision shall not apply in respect of Section 8 of this Agreement after expiration of the time periods set forth therein.

11.           Termination.

(a)           Cause.  Notwithstanding anything herein contained, if on or after the date hereof and prior to the end of the Employment Term, the Executive is terminated “For Cause” (as defined below) then the Company shall have the right to give notice of termination of the Executive’s services hereunder as of a date to be specified in such notice, and the Employment Term shall terminate on the date so specified.  Termination “For Cause” shall mean the Executive shall (i) be charged with the commission of a felony crime; (ii) commit any act or omit to take any action in bad faith and to the detriment of the Company; (iii) intentionally fail to follow any commercially reasonable and lawful direction of the Board and continue to fail to follow such direction within ten (10) days of written notification of same; (iv) commit an act of fraud against the Company; (v) knowingly provide materially false information concerning the Company to the Board, any governmental body, any regulatory agency, any lender or other financing source of the Company, or any shareholder of the Company; or (vi) breach any term of this Agreement and fail to correct such breach within ten (10) days after written notice of commission thereof.  In the event that this Agreement is terminated “For Cause” pursuant to this Section 11(a), then the Executive shall be entitled to receive only the Base Salary at the rate provided in Section 3(a) to the date on which termination shall take effect, any accrued vacation and unpaid expenses as contemplated under Section 5, and (iii) any performance bonus earned and unpaid for any prior plan periods and, if applicable under any performance bonus plan for the year of termination, the amount, if any, earned thereunder to the date of termination (collectively, “Accrued Bonus Payments”).

(b)           Disability.  In the event of the Disability of the Executive, as defined below, then Executive or the Company may terminate the Executive’s employment hereunder upon thirty (30) days’ written notice to the other.  In the event of termination as a result of Executive’s Disability, no further compensation shall be payable to the Executive, except that the Company shall pay or provide: (i) any accrued and unpaid Base Salary as contemplated under Section 3(a) up to the effective date of termination of employment, (ii) any accrued vacation and unpaid expenses as contemplated under Section 5, (iii) any Accrued Bonus Payments, (iv) the Executive’s benefits set forth in Section 3(c), or comparable benefits, for a period of one (1) year from such date of termination and (v) make severance payments to the Executive for a period of one (1) year following his date of termination in an amount equal to the rate of Base Salary in effect at the date of termination less the total amount of disability benefits, if any, payable to Executive under any disability plan or policy maintained by the Company.

As used hereunder, “Disability” shall mean (A) the inability of the Executive to engage in any substantial gainful employment activity on behalf of the Company, with or without reasonable accommodation, as that term is defined under applicable state or federal law, by reason of any medically determinable physical or mental impairment (1) that can be expected to result in death or to last for a continuous period of not less than 12 months; or (2) that can be expected to result in death or to last for a continuous period of not less than 12 months and the Executive is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s employees; or (B) the Executive shall be determined to be totally disabled  by the U.S. Social Security Administration (“SSA”).  A determination of Disability (other than a determination by the SSA) shall be made by a physician satisfactory to both the Executive and the Company; provided, that, if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all the parties to this Agreement.

(c)           Death.  In the event that the Executive shall die, then his employment shall terminate on the date of his death, and no further compensation shall be payable to the Executive, except for any accrued and unpaid Base Salary as contemplated under Section 3(a), any accrued vacation and unpaid expenses as contemplated under Section 5, any Accrued Bonus Payments and as may otherwise be provided under any insurance policy or similar instrument.

(d)           Expiration.  This Agreement shall automatically terminate upon the expiration of the Employment Term and upon such expiration, the following payment provisions shall apply:

(i)            In the event that the Company delivers a Non-renewal Notice, upon expiration of the Employment Term, no further compensation shall be payable to the Executive, except for (1) any accrued and unpaid Base Salary though the effective date of such termination as contemplated under Section 3(a), (2) any accrued vacation and unpaid expenses as contemplated under Section 5, and (3) any Accrued Bonus Payments.  In addition, subject to the provisions of Section 11(i) hereof and the Executive’s compliance (and continued compliance) with the provisions of Sections 7, 8 and 9 hereof, (Y) the Company shall pay to the Executive a severance payment equal to six (6) months salary at the Base Salary then in effect, payable in six (6) equal monthly installments and (Z) for such six (6) month period, the Executive shall be entitled to continue to receive his then current health, life and disability insurance benefits or, in the case of health insurance benefits, payment by the Company of applicable “COBRA” payments.

(ii)           In the event that the Company delivers a Renewal Notice, upon expiration of the Extension Period no further compensation shall be payable to the Executive, except for (1) any accrued and unpaid Base Salary though the effective date of such termination as contemplated under Section 3(a), (2) any accrued vacation and unpaid expenses as contemplated under Section 5, and (3) any Accrued Bonus Payments.  For the avoidance of doubt, the termination of this Agreement upon the expiration of the Extension Period shall not be deemed a termination without cause pursuant to Section 11(e) and the Executive shall not be entitled to receive any severance or similar payment or benefit provided for in Section 11(e) upon expiration of the Extension Period.

(e)           Termination Without Cause.  In the event that the Company terminates the Executive for any reason other than as provided under Section 11(a), 11(b), 11(c) or 11(d), then the Executive’s employment shall terminate upon thirty (30) days’ written notice to the Executive and, the Company shall be obligated to pay to the Executive Base Salary earned, but not yet paid to the Executive, prior to the date of such termination in accordance with Section 3(a), and reimburse the Executive for any accrued vacation and unpaid expenses incurred by the Executive through the date of termination in accordance with Section 5, and any Accrued Bonus Payments.  In addition, subject to the provisions of Section 11(i) hereof and the Executive’s compliance (and continued compliance) with the provisions of Sections 7, 8 and 9 hereof, (i) the Company shall pay to the Executive a severance payment equal to twelve (12) months salary at the Base Salary then in effect, payable in twelve (12) equal monthly installments and (ii) for such twelve (12) month period, the Executive shall be entitled to continue to receive his then current health, life and disability insurance benefits or, in the case of health insurance benefits, payment by the Company of applicable “COBRA” payments (collectively (i) and (ii) are called the “Severance Payments”).

(f)            Change of Control. Subject to the provisions of Sections 11(i) and 11(j), in the event that Company shall terminate this Agreement and the Executive’s employment hereunder pursuant to the provisions of Section 11(e) within thirteen (13) months following a Change in Control (as defined below) or the Executive shall terminate this Agreement and the Executive’s employment hereunder for Good Reason (as defined in Section 11(h)) within thirteen (13) months following a Change in Control, then, in lieu of (and not in addition to) the amounts to be paid (and benefits to be provided) by the Company pursuant to Section 11(e) or Section 11(h), the Company shall have no further obligations under this Agreement to the Executive other than the obligation to: (i) pay to the Executive Base Salary earned, but not yet paid to the Executive, prior to the date of such termination in accordance with Section 3(a), (ii) reimburse the Executive for any accrued vacation and unpaid expenses incurred by the Executive through the date of termination in accordance with Section 5, and pay any Accrued Bonus Payments and (iii) subject to the provisions of Sections 11(i) and 11(j), pay to the Executive a lump sum amount equal to the product of (1) the Executive’s Base Salary then in effect and (2) a fraction, the numerator of which is the number of days remaining from the date the termination occurred through the end of the Employment Term, but, subject to the provisions of Section 11(j), in no event less than 912, and the denominator of which is 365. In addition, for the twelve (12) month period following the date of such termination, the Executive shall be entitled to continue to receive his then current health, life and disability insurance benefits or, in the case of health insurance benefits, payment by the Company of applicable “COBRA” payments.

As used in this Agreement, “Change in Control” shall mean the occurrence of any one of the following events:

(i)            any Person other than an employee benefit plan of the Company or of any wholly-owned subsidiary of the Company becomes the owner of 40% or more of the combined voting power of the Company’s then outstanding voting securities and thereafter individuals who were not directors of the Company prior to the date such Person became a 40% owner are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/2 of the Board; provided, however, such acquisition of ownership shall not constitute a Change of Control if the Executive or an Executive Related Party is the Person or a member of a group constituting the Person acquiring such ownership; or

(ii)           there occurs any solicitation or series of solicitations of proxies by or on behalf of any Person other than the Board and thereafter individuals who were not directors of the Company prior to the commencement of such solicitation or series of solicitations are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/2 of the Board of Directors; or

(iii)          the Company executes an agreement of sale, merger or consolidation which contemplates that (x) after the effective date provided for in such agreement, all or substantially all of the business and/or assets of the Company shall be owned, leased or otherwise controlled by another Person and (y) individuals who are directors of the Company when such agreement is executed shall not constitute at least ½ of the board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement; provided, however, that for purposes of this paragraph (iii), if such agreement requires as a condition precedent approval by the Company’s shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until such approval is secured (but upon any such approval, a Change of Control shall be deemed to have occurred on the effective date of such agreement).

“Executive Related Party” shall mean any Affiliate or Associate of the Executive other than the Company or a Subsidiary of the Company.  The terms “Affiliate” and “Associate” shall have the meanings ascribed thereto in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the term “registrant” in the definition of “Associate” meaning, in this case, the Company).

“Person” shall have the meaning used in Section 13(d) of the Exchange Act, as in effect on the date hereof.

(g)           Termination by Executive.  In the event that the Executive desires to resign voluntarily as Chief Executive Officer, the Executive covenants to provide the Company with not less than ninety (90) days written notice of any such voluntary resignation; and further the Executive covenants to cooperate in good faith in order to facilitate a smooth transfer of authority during the period from notice of resignation to the date of termination.  In the event that the Executive’s employment is terminated by the Executive pursuant to this Section 11(g), then the Executive shall be entitled to receive an amount payable in a lump sum within ten (10) business days following the date of termination, equal to the sum of any accrued and unpaid Base Salary as contemplated by Section 3(a), any accrued and unpaid expenses as contemplated by Section 5 and any Accrued Bonus Payments.

(h)           Good Reason.  The Executive may, upon thirty (30) days written notice, terminate his employment with the Company for “Good Reason”.  “Good Reason” shall mean any material breach by the Company of its obligations hereunder which are not cured within ten (10) days following receipt of written notice from the Executive detailing such breach.  The parties agree that a material breach shall mean (x) any material reduction in the Executive’s duties, authority, reporting relationships or responsibilities (whether or not accompanied by a title change) not consented to by the Executive, other than a Permitted Change, and (y) the relocation of the principal executive offices of the Company a distance of more than 35 miles from its current location no consented to by the Executive.  Notwithstanding the foregoing or anything to the contrary contained herein, the Executive shall not be entitled to terminate his employment for “Good Reason” (1) in connection with a Permitted Change, or (2) at any time during the Extension Period or the Transition Period, for any reason.  In the event that the Executive terminates this Agreement for Good Reason, the Company shall be obligated to pay to the Executive Base Salary earned, but not yet paid to the Executive, prior to the date of such termination in accordance with Section 3(a), reimburse the Executive for any accrued vacation and unpaid expenses incurred by the Executive through the date of termination in accordance with Section 5 and pay any Accrued Bonus Payments.  In addition, subject to the provisions of Section 11(i) hereof, and the Executive’s compliance (and continued compliance) with the provisions of Sections 7, 8 and 9 hereof, the Company shall pay and provide to the Executive the Severance Payments.

(i)            Release.  Notwithstanding anything to the contrary contained in this Agreement, the Executive (or his estate) shall not be entitled to receive the payments and benefits set forth in this Section 11 (other than Base Salary through the effective date of termination in accordance with Section 3(a) hereof and reimbursement of expenses in accordance with Section 5) prior to (i) the execution and delivery by the Executive to the Company of a  valid and fully effective general release and nondisparagement agreement (in form and substance reasonably satisfactory to the Company) of all claims, including but not limited to the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, which the Executive might have at such time against the Company and (ii) the resignation of the Executive from all positions of any nature which the Executive may then have held with the Company and any subsidiary of the Company.

(j)            Limitation as to Amounts Payable.  Notwithstanding any provision of this Agreement to the contrary (including without limitation the provisions of Section 11(f)), if all or any portion of the amounts to be paid to the Executive under this Agreement otherwise would be a “parachute payment,” as defined in section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations thereunder, the aggregate present value of the total amounts to be paid to the Executive under this Agreement shall be limited to an amount that is less than three times the Executive’s “annualized includible compensation for the base period,” as defined in section 280G(d) of the Code and any Treasury Regulations thereunder; provided, however, that in no event shall the amount payable under this Agreement be reduced pursuant to this Section 11(j) to less than the maximum amount that may be paid to the Executive without causing any portion of such amount to become nondeductible under section 280G of the Code and subject to the excise tax imposed by section 4999 of the Code.  The determination of the Executive’s “annualized includible compensation for the base period” and the deductibility of payments made pursuant to this Agreement shall be made by the independent outside accounting firm regularly retained by the Company.  For purposes of this Section 11(j), “present value” shall be determined in accordance with section 280G of the Code and the Treasury Regulations thereunder.

(k)           Coordination with Section 409A of the Code.  Notwithstanding anything to the contrary set forth in this Section 11, in the event that the Executive is determined to be a “key employee” as defined by Section 416(i) of the Code (without regard to paragraph 5), to the extent necessary to comply with Section 409A of the Code and the Treasury Regulations thereunder, any payments or distributions due the Executive under this Agreement as a result of or following any separation from service shall not be made before the date which is 6 months after the date of separation from service (or if earlier, the date of death of the Executive).

12.           Survival. Except as otherwise provided in this Agreement, notwithstanding the termination of this Agreement or the Executive’s employment for any reason, the Executive’s obligations under Sections 2(b), 7, 8, and 9 hereof shall survive and remain in full force and effect for the periods therein provided, and the provisions for equitable relief against the Executive in Section 10 hereof shall continue in force, along with the provisions of Sections 11(k) through 20 hereof.  In addition, the obligations of the Company set forth in Section 11 shall survive any termination (as applicable) and shall remain in full force and effect until such obligations are satisfied in full (subject, as applicable, to the Executive’s compliance with the provisions of Section11(i)).

13.           Assignment.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive hereunder are of a personal nature and shall not be assignable or delegatable in whole or in part by the Executive.

14.           Modification.  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

15.           Notices.  All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or three (3) days after being mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company:

iParty Corp.

270 Bridge Street

Suite 301

Dedham, MA 02026

Attn: Corporate Secretary

With a required copy to:

Chairman of the Compensation Committee

of the Board of Directors

c/o iParty Corp.

270 Bridge Street

Dedham, MA 02026

If to the Executive:

Sal Perisano

288 Huron Avenue

Cambridge, MA 02138

16.           Remedies Cumulative; No Waiver.  No remedy conferred upon the Company by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.  No delay or omission by the Company in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Company from time to time and as often as may be deemed expedient or necessary by the Company in its sole discretion.

17.           Binding Effect.  The Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to encumbrance or the claims of the Executive’s creditors, and any attempt to do any of the foregoing shall be void.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Executive and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and those who are its assigns under Section 13.

18.           Entire Agreement; Contents of Agreement.

(a)           Effective as of April 1, 2007, this Agreement supersedes all prior agreements in their entirety, including without limitation the Prior Employment Agreement, and sets forth the entire understanding among the parties hereto with respect to the subject matter hereof.  This Agreement cannot be changed, modified, extended or terminated except upon written amendment executed by the Executive and approved by the Board and executed on behalf of the Company by a duly authorized officer.  The Executive acknowledges that the effect of this provision is that no oral modifications of any nature whatsoever to this Agreement shall be permitted.

(b)           The Executive acknowledges that from time to time, the Company may establish, maintain and distribute manuals or handbooks or personnel policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures.  Such manuals, handbooks and statements are intended only for general guidance.  No policies, procedures or statements of any nature by or on behalf of the Company (whether written or oral, and whether or not contained in any manual or handbook or personnel policy manual), and no acts or practices of any nature, shall be construed to modify this Agreement or to create express or implied obligations of any nature to the Executive.

19.           Headings.  The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

20.           Counterparts; Governing Law.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  It shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts, without giving effect to the rules governing the conflicts of laws.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

iPARTY CORP.

By:	/s/ PATRICK FARRELL
Name: Patrick Farrell
Title: President and CFO

/s/ SAL PERISANO
Sal Perisano